Exhibit 5.1

Stevens & Lee

Lawyers & Consultants

111 N. Sixth Street

P.O. Box 679
Reading, PA  19603
(610) 478-2000 Fax (610) 376-5610
www.stevenslee.com

March 29, 2019

Board of Directors

QNB Corp.

15 North Third Street

Quakertown, Pennsylvania 18951

Re:  Form S-3 Registration Statement/Dividend Reinvestment and Stock Purchase Plan

Ladies and Gentlemen:

In connection with the registration of 300,000 shares of common stock, $0.625 par value per share (the “Common Stock”), by QNB Corp. (the “Company”), covered by the Company’s Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the potential issuance of the Common Stock under the QNB Corp. Dividend Reinvestment and Stock Purchase Plan (“Plan”), we, as counsel to the Company, have reviewed:

(1)  the articles of incorporation of the Company, as amended;

(2)  the bylaws of the Company, as amended;

(3)  resolutions adopted by the board of directors of the Company relating to the Registration Statement and the Plan, dated February 26, 2019;

(4)  a corporate subsistence certificate, issued by the Secretary of the Commonwealth of Pennsylvania with respect to the Company;

(5)  the Registration Statement;

(6)  the Plan; and

(7)  copies of the certificates representing shares of the Common Stock.

In connection with delivering this opinion letter, we have relied as to matters of material fact upon the representations of members of the Company’s management; however, we have no reason to believe that any such representations are incorrect or incomplete.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. In connection with this letter, we have concerned

Allentown    •    Bala Cynwyd    •    Charleston    •    Cleveland    •    Fargo    •    Fort Lauderdale    •    Harrisburg    •    Lancaster
New York    •    Philadelphia    •    Princeton    •    Reading    •    Rochester    •    Scranton    •    Valley Forge    •    Wilkes-Barre    •    Wilmington

A PROFESSIONAL CORPORATION

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Stevens & Lee

Lawyers & Consultants

Board of Directors

March 29, 2019

ourselves solely with the application of the laws of the Commonwealth of Pennsylvania and the laws of the United States, and no opinion is expressed herein concerning the possible effects of the laws of any other jurisdiction.

Based upon our review of the foregoing, it is our opinion that:

(a)  the Company has been duly incorporated under the laws of the Commonwealth of Pennsylvania and is validly subsisting under the laws of the Commonwealth of Pennsylvania; and

(b)  the Common Stock covered by the Registration Statement has been duly authorized and, when issued under the terms set forth in the Registration Statement, will be fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ STEVENS & LEE, P.C.

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